Exhibit 10.1

CYCLERION THERAPEUTICS, INC.

EXECUTIVE SEVERANCE PLAN

Cyclerion Therapeutics, Inc. has adopted this Executive Severance Plan for the benefit of certain senior executive employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain qualifying terminations of employment.

The benefits under the Plan are not intended as deferred compensation and no individual shall have a vested right in such benefits. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is unfunded, has no trustee and is administered by the Plan Administrator. This Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.2(b) and is to be administered as a “top-hat” welfare plan exempt from the substantive requirements of ERISA. In addition, the Plan is intended to be a “separation pay plan” under Section 409A, in accordance with the regulations issued thereunder, to the extent applicable.

1.              DEFINITIONS. As hereinafter used:

1.1.                “Benefit Continuation Period” means twelve (12) months, provided that if the Chief Executive Officer incurs a Qualifying Termination during the Change in Control Protection Period, the Benefit Continuation Period applicable to the Chief Executive Officer shall be eighteen (18) months.

1.2.                “Board” means the Board of Directors of the Company.

1.3.                “Cause” has the same definition as is set forth in the Company’s 2019 Equity Incentive Plan, as in effect at the time of the Eligible Employee’s employment termination; if such plan is no longer in effect at the time of such termination, Cause shall have the same definition as is set forth in the last version of such plan in effect prior to such termination.

1.4.                      “Change in Control” means:

(i)                           any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company or any employee benefit plan of the Company) pursuant to a transaction or a series of transactions which the Board does not approve;

(ii)                        a merger or consolidation of the Company, whether or not approved by the Board, which results in the securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into securities of the surviving entity) at least 50% of either (a) the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) the total fair market value of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)                     the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect) provided that the sale or disposition is of more than two-thirds (2/3) of the assets of the Company; or

(iv)                    the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that no individual initially appointed or elected to the Board as a result of an actual or threatened election contest with respect to the Company’s Board of Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be endorsed by a majority of the members of the Board.

1.5.                “Change in Control Protection Period” means the period commencing six (6) months prior to the earlier of (a) the date that the Company first publicly announces it is conducting negotiations leading to a Change in Control (a “Public Announcement”), or (b) the date that the Company enters into a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies (a “Definitive Agreement”); and ending on the earlier of (i) the date on which the Company announces that the Definitive Agreement described in clause (b) above has been terminated or that the Company’s efforts to consummate the Change in Control contemplated by the Public Announcement or the Definitive Agreement have been abandoned or (ii) the date which is twenty-four (24) months after the Change in Control.

1.6.                “CIC Multiplier” means one and one-half (1.5) for the Chief Executive Officer and one (1) for all other Eligible Employees.

1.7.                “Code” means the Internal Revenue Code of 1986, as amended.

1.8.                “Committee” means the Compensation Committee of the Board.

1.9.                “Company” means the Company and its subsidiaries, and any successors thereto.

1.10.         “Disability” means an Eligible Employee becoming eligible to receive disability benefits under the Company’s long-term disability plan.

1.11.         “Effective Date” means October 1, 2019.

1.12.                     “Effective Date of Termination” means (a) the Eligible Employee’s date of death, (b) in the case of a termination of employment by the Company other than for Cause or on account of the Eligible Employee’s Disability, the date on which the Eligible Employee’s employment actually terminates, as set forth in the notice of termination given by the Company to the Eligible Employee, which date shall be on or within thirty (30) days after the giving of such notice of termination, (c) in the case of termination of employment by an Eligible Employee for Good Reason, the date on which the Eligible Employee’s employment actually terminates, as specified in such Eligible Employee’s notice of termination given to the Company in accordance with the requirements set forth in Section 1.15 below, (d) in the case of a termination of employment by the Company for Cause, the date on which the Eligible Employee’s employment actually terminates as determined by the Company in its sole discretion, or (e) in the case of a termination of employment by an Eligible Employee without Good Reason, the date on which the Eligible Employee’s employment actually terminates as set forth in the notice of termination given by the Eligible Employee to the Company, subject to approval by the Company, or as mutually agreed between the Eligible Employee and the Company.

1.13.         “Eligible Employee” means any employee of the Company who is at the level of Vice President or above.

1.14.         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15.         “Good Reason” means the occurrence of any of the following conditions without the Eligible Employee’s express consent: (a) a material diminution in the Eligible Employee’s authority, duties or responsibilities, (b) a material diminution in the Eligible Employee’s total target cash compensation, unless such material diminution is in connection with a proportional reduction in compensation for all or substantially all of the Company’s officers, (c) the failure by the Company to obtain an agreement from any successor to the business of the Company to assume and agree to continue the Plan; or (d) the relocation of the Eligible Employee’s work place for the Company to a location more than twenty-five (25) miles from the location of the work place effective immediately prior to the relocation request. The Eligible Employee may terminate his or her employment hereunder for Good Reason by (i) providing notice to the Company, specifying in reasonable detail the condition giving rise to the Good Reason, no later than the sixtieth (60th) day following the date that the Eligible Employee knew or should have known (after reasonable inquiry) of the occurrence of that condition, (ii) providing the Company a period of sixty (60) days to remedy the condition so specified in the notice, and (iii) terminating his or her employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition.

1.16.                     “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

1.17.                     “Plan” means this Executive Severance Plan, as set forth herein, as it may be amended from time to time.

1.18.                     “Plan Administrator” means the Committee or such other person or persons appointed from time to time by the Committee to administer the Plan.

1.19.                     “Pro-Rata Annual Cash Incentive” means an Eligible Employee’s annual cash incentive for the year of the Effective Date of Termination, which shall be determined based on the Eligible Employee’s annual cash incentive that would have been payable to the Eligible Employee had the Eligible Employee remained employed for the full year in which Effective Date of Termination occurs, based on actual performance, multiplied by a fraction, the numerator of which is the number of days in which the Eligible Employee was employed by Company during the year in which the Effective Date of Termination occurs, and the denominator of which is three hundred sixty-five (365). If the Eligible Employee’s Effective Date of Termination occurs before the terms of the Eligible Employee’s annual cash incentive are determined for the year in which the Effective Date of Termination occurs, the Pro-Rata Annual Cash Incentive shall be determined based on the Eligible Employee’s target annual cash incentive for the calendar year immediately preceding the calendar year in which the Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days in which the Eligible Employee was employed by Company during the year in which the Effective Date of Termination occurs, and the denominator of which is three hundred sixty-five (365).

1.20.                     “Qualifying Termination” means (a) the involuntary termination of an Eligible Employee’s employment by the Company, other than for Cause, death or Disability or (b) a termination of employment with the Company as a result of a resignation by an Eligible Employee for Good Reason; provided that, in any case, such termination of employment constitutes a “separation from service” within the meaning of Section 409A.

1.21.                     “Section 409A” means Section 409A of the Code and the regulations and other guidance issued thereunder.

1.22.                     “Severance Period” means the twelve (12)-month period following the Eligible Employee’s Effective Date of Termination.

1.23.                     “Subsidiary” shall mean any Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Cyclerion Therapeutics, Inc.

2.              SEVERANCE BENEFITS.

2.1.                                               Generally. Subject to Sections 2.7, 2.9 and 4, each Eligible Employee shall be entitled to severance payments and benefits pursuant to applicable provisions of this Section 2 if the Eligible Employee incurs a Qualifying Termination, or a termination of employment on account of death or Disability.

2.2.                                               Payment of Accrued Obligations. The Company shall pay to each Eligible Employee (or the Eligible Employee’s estate in the event of the Eligible Employee’s death) who incurs a Qualifying Termination or a termination on account of death or Disability a lump sum payment in cash, paid as soon as practicable but no later than ten business (10) days after the Effective Date of Termination, equal to the sum of (a) the Eligible Employee’s accrued but previously unpaid annual base salary, (b) the Eligible Employee’s annual cash incentive earned for the fiscal year immediately preceding the fiscal year in which the Effective Date of

Termination occurs (if such annual cash incentive has not been paid as of the Effective Date of Termination), (c) the Eligible Employee’s accrued but unused paid time off, and (d) reimbursement of reasonable business expenses incurred by the Eligible Employee in accordance with the Company’s applicable business expense policy but not yet paid prior to the Effective Date of Termination (provided receipts are submitted on or within five (5) days after the Effective Date of Termination). In addition, the Eligible Employee shall be eligible to receive any other vested benefits under any other employee benefit plan or program of the Company in which such Eligible Employee participated immediately prior to the Effective Date of Termination in accordance with the terms of such plan or program.

2.3.                                               Severance Benefits upon a Qualifying Termination other than during the Change in Control Protection Period. Subject to Sections 2.7, 2.9 and 4, an Eligible Employee who incurs a Qualifying Termination other than during the Change in Control Protection Period will be entitled to the following payments and benefits:

(a)                                      Severance Payment. A payment in cash equal to such Eligible Employee’s annual rate of base salary at the rate in effect immediately prior to the Effective Date of Termination, which will be paid in installments in accordance with the Company’s normal payroll practices over the Severance Period; provided that if the Eligible Employee’s Qualifying Termination is a result of a termination of employment by the Eligible Employee on account of a material reduction in the Eligible Employee’s total target cash compensation as set forth in Section 1.15(b) such that the Eligible Employee’s base salary has been reduced in connection with such material reduction in total target cash compensation, such Eligible Employee’s annual rate of base salary shall be calculated at the rate in effect immediately prior to such reduction.

(b)                                      Pro-Rata Annual Cash Incentive. A lump sum payment in cash equal to the Eligible Employee’s Pro-Rata Annual Cash Incentive.

(c)                                       Health Insurance Benefits. If such Eligible Employee is eligible for and timely elects to receive continuation coverage under the Company’s group health plan pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and pays the full COBRA premiums due, the Company will reimburse the premiums paid by the Eligible Employee for the Benefit Continuation Period, less the amount that the Eligible Employee would be required to contribute for group health coverage for the Eligible Employee (and his/her eligible dependents, as applicable) under the Company’s group health plan if the Eligible Employee were an active employee of the Company, provided that the obligations of the Company to reimburse the Eligible Employee for benefits described in this Section 2.3(c) shall terminate on the first to occur of any of the following, if any of the following should occur prior to the end of the Benefit Continuation Period: (i) the date of commencement of eligibility of the Eligible Employee under the group health plan of any other employer or (ii) the date of commencement of eligibility of the Eligible Employee for Medicare benefits. The Eligible Employee agrees to notify the Company in writing immediately if during the Benefit Continuation Period the Eligible Employee (x) accepts employment with a subsequent employer who sponsors a group health plan in which the Eligible Employee is eligible to participate or (y) becomes eligible for Medicare, and the Eligible Employee agrees to repay to the Company any COBRA reimbursements for any period during which the Eligible Employee was eligible for benefits under the group health plan of a subsequent employer or eligible for

Medicare, as applicable.  After the end of the Benefit Continuation Period, the Eligible Employee may continue COBRA coverage, subject to applicable law, at the Eligible Employee’s sole expense.

(d)                                      Equity Awards.  The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.

2.4.                                                    Severance Benefits upon a Qualifying Termination during the Change in Control Protection Period. Subject to Sections 2.7, 2.9 and 4, an Eligible Employee who incurs a Qualifying Termination during the Change in Control Protection Period will be entitled to the following payments and benefits:

(a)                                      Severance Payment.  A lump sum payment in cash equal to the product of the applicable CIC Multiplier times the sum of (i) such Eligible Employee’s annual rate of base salary at the rate in effect immediately prior Effective Date of Termination; provided that if the Eligible Employee’s Qualifying Termination is a result of a termination of employment by the Eligible Employee on account of a material reduction in the Eligible Employee’s total target cash compensation as set forth in Section 1.15(b) such that the Eligible Employee’s base salary has been reduced in connection with such material reduction in total target cash compensation, such Eligible Employee’s annual rate of base salary at the rate in effect immediately prior to such reduction; plus (ii) the Eligible Employee’s target annual cash incentive for the year of the Effective Date of Termination; provided that if the Eligible Employee’s Qualifying Termination is a result of a termination of employment by the Eligible Employee on account of a material reduction in the Eligible Employee’s total target cash compensation as set forth in Section 1.15(b) such that the Eligible Employee’s target annual cash incentive has been reduced in connection with such material reduction in total target cash compensation, such Eligible Employee’s target annual cash incentive shall be calculated at the rate in effect immediately prior to such reduction.

(b)                                      Pro-Rata Annual Cash Incentive. A lump sum payment in cash equal to the Eligible Employee’s Pro-Rata Annual Cash Incentive.

(c)                                       Health Insurance Benefits. If such Eligible Employee is eligible for and timely elects to receive continuation coverage under the Company’s group health plan pursuant to COBRA and pays the full COBRA premiums due, the Company will reimburse the premiums paid by the Eligible Employee for the Benefit Continuation Period following the Effective Date of Termination, less the amount that the Eligible Employee would be required to contribute for group health coverage for the Eligible Employee (and his/her eligible dependents, as applicable) under the Company’s group health plan if the Eligible Employee were an active employee of the Company, provided that the obligations of the Company to reimburse the Eligible Employee for benefits described in this Section 2.4(c) shall terminate on the first to occur of any of the following, if any of the following should occur prior to the end of the Benefit Continuation Period: (i) the date of commencement of eligibility of the Eligible Employee under the group health plan of any other employer or (ii) the date of commencement of eligibility of the Eligible Employee for Medicare benefits. The Eligible Employee agrees to notify the Company in writing immediately if during the Benefit Continuation Period the Eligible Employee (x) accepts employment with a subsequent employer who sponsors a group health plan in which the Eligible Employee is eligible to participate or (y) becomes eligible for Medicare, and the Eligible Employee agrees to repay to the Company any COBRA reimbursements for any period during which the Eligible Employee was eligible for benefits under the group health plan of a subsequent employer or eligible for Medicare, as applicable. After the end of the Benefit Continuation Period, the Eligible Employee may continue COBRA coverage, subject to applicable law, at the Eligible Employee’s sole expense.

(d)                                      Equity Awards. Equity awards that vest based upon the Eligible Employee’s continued service over time shall accelerate, become fully vested and/or exercisable, as applicable, as of the later to occur of the Effective Date of Termination and the Change in Control.  Equity awards that vest based upon attainment of performance criteria shall vest in accordance with the terms of the plan and award agreement under which such awards were issued.

2.5.                                                    Benefits upon Death or Disability. Subject to Sections 2.9 and 4, an Eligible Employees who incurs a termination of employment on account of the Eligible Employee’s death or Disability will be entitled to the following payments and benefits:

(a)                                 Pro-Rata Annual Cash Incentive. A lump sum payment in cash equal to the Eligible Employee’s Pro-Rata Annual Cash Incentive.

(b)                                 Equity Awards.  The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.

(c)                                  Health Insurance Benefits.

(i)                                     In the event the Eligible Employee’s employment is terminated on account the Eligible Employee’s death, if the Eligible Employee’s eligible dependents are eligible for and timely elect to receive continuation coverage under the Company’s group health plan pursuant to COBRA following the Eligible Employee’s death and pay the full COBRA premiums due, the Company will reimburse the premiums paid by the eligible dependents for the Benefit Continuation Period following the Effective Date of Termination, less the amount that the Eligible Employee would be required to contribute for group health coverage for the Eligible Employee and his/her eligible dependents under the Company’s group health plan if the Eligible Employee were an active employee of the Company, provided that the obligations of the Company to reimburse any eligible dependent for benefits described in this Section 2.5(c) shall terminate on the date of commencement of eligibility of the eligible dependent for Medicare, if such event should occur prior to the end of the Benefit Continuation Period. The eligible dependents agree to notify the Company in writing immediately if eligibility for Medicare occurs prior to the end of the Benefit Continuation Period and the eligible dependents agree to repay to the Company any COBRA reimbursement for any period during which the eligible dependent is eligible for Medicare. After the end of the Benefit Continuation Period,

the eligible dependents may continue COBRA coverage, subject to applicable law, at the eligible dependents’ sole expense.

(ii)                                  In the event the Eligible Employee’s employment is terminated on account of the Eligible Employee’s Disability, if such Eligible Employee is eligible for and timely elects to receive continuation coverage under the Company’s group health plan pursuant to COBRA and pays the full COBRA premiums due, the Company will reimburse the premiums paid by the Eligible Employee for the Benefit Continuation Period following the Effective Date of Termination, less the amount that the Eligible Employee would be required to contribute for group health coverage for the Eligible Employee (and his/her eligible dependents, as applicable) under the Company’s group health plan if the Eligible Employee were an active employee of the Company, provided that the obligations of the Company to reimburse the Eligible Employee for benefits described in this Section 2.5(c)(ii) shall terminate on the first to occur of any of the following, if any of the following should occur prior to the end of the Benefit Continuation Period: (x) the date of commencement of eligibility of the Eligible Employee under the group health plan of any other employer or (y) the date of commencement of eligibility of the Eligible Employee for Medicare benefits. The Eligible Employee agrees to notify the Company in writing immediately if during the Benefit Continuation Period the Eligible Employee (A) accepts employment with a subsequent employer who sponsors a group health plan in which the Eligible Employee is eligible to participate or (B) becomes eligible for Medicare, and the Eligible Employee agrees to repay to the Company any COBRA reimbursements for any period during which the Eligible Employee was eligible for benefits under the group health plan of a subsequent employer or eligible for Medicare, as applicable.  After the end of the Benefit Continuation Period, the Eligible Employee may continue COBRA coverage, subject to applicable law, at the Eligible Employee’s sole expense.

2.6.                                                    Termination for Cause or without Good Reason. An Eligible Employee whose employment is terminated by the Company for Cause or by the Eligible Employee without Good Reason will be entitled to a lump sum payment in cash, paid as soon as practicable but no later than ten (10) days after the Effective Date of Termination, equal to the sum of (a) the Eligible Employee’s accrued but previously unpaid annual base salary, (b) the Eligible Employee’s accrued but unused paid time off and (c) reimbursement of reasonable business expenses incurred by the Eligible Employee in accordance with the Company’s applicable business expense policy but not yet paid prior to the Effective Date of Termination (provided receipts are submitted on or within five (5) days after the Effective Date of Termination). In addition, the Eligible Employee shall be eligible to receive any other vested benefits under any other employee benefit plan or program of the Company in which such Eligible Employee participated immediately prior to the Effective Date of Termination in accordance with the terms of such plan or program.

2.7.                                                    Release. No Eligible Employee who incurs a Qualifying Termination shall be eligible to receive any payments or other benefits under the Plan (other than payment of accrued obligations under Section 2.2 hereof) unless such Eligible Employee is fully in compliance with all confidentiality obligations to the Company and all restrictive covenants, and the Eligible Employee first executes and delivers to the Company a general release in favor of the Company, its affiliates and their respective officers and directors, in a form provided by the Company (the “Release”), which Release shall also contain non-competition provisions no more restrictive than those set forth in Exhibit A hereto, and all applicable statutory revocation periods related to such Release shall expire within sixty (60) days following such Eligible Employee’s Effective Date of Termination.

2.8.                                                    Timing of Payment. Subject to Section 2.9 below, (a) the payments and benefits described in (i) Sections 2.3(a) and (c), (ii) except as set forth below in Sections 2.8(b) and (c), 2.4(a) and (c), and (iii) 2.5(a) and (c) will be paid or provided (or begin to be paid or provided, as applicable) within sixty (60) days following the Effective Date of Termination and as soon as administratively practicable following the date the Release becomes irrevocable, provided that if the sixty (60)-day period begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year and, provided further that any installments not paid between the Effective Date of Termination and the date of the first payment will be paid with the first payment, (b) if the Qualifying Termination occurs during the Change in Control Protection Period and during the period prior to the occurrence of the Change in Control, and the Change in Control is a “change in control event” under Section 409A, the amount determined under Section 2.4(a) (less the amount already paid under Section 2.3(a)) shall be paid in a lump sum within sixty (60) days following the Change in Control, (c) if the Qualifying Termination occurs during the Change in Control Protection Period and during the period prior to the occurrence of the Change in Control, and if the Change in Control is not a “change in control event” under Section 409A, then the payments under Section 2.3(a) shall continue to be paid in installments over the Severance Period and the additional amount determined under Section 2.4(a) (less the amount determined under Section 2.3(a)) shall be paid in a lump sum within sixty (60) days following the Change in Control, (d) if the Qualifying Termination occurs during the Change in Control Protection Period and after the occurrence of the Change in Control, and if the Change in Control is not a “change in control event” under Section 409A, then the payment under 2.4(a) shall be paid in installments over the Severance Period and (e) the payments described in Section 2.3(b), 2.4(b) and 2.5(b) will be paid at the same time and under the same terms and conditions as annual cash incentives are paid to other senior employees of the Company, on or after January 1 but not later than March 15 of the calendar year following the calendar year in which the Eligible Employee’s Effective Date of Termination occurs.

2.9.                                                    Section 409A. It is intended that payments and benefits under this Plan will not subject Eligible Employees to taxation under Section 409A and, accordingly, this Plan shall be interpreted and administered to be in compliance therewith or an exception thereto. Notwithstanding anything to the contrary, no portion of the benefits or payments to be made under the Plan will be payable until the applicable Eligible Employee has a “separation from service” from the Company within the meaning of Section 409A. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A to payments and benefits due to the Eligible Employee upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments and benefits that are otherwise due within six (6) months following the Eligible Employee’s “separation from service” will be deferred without interest and paid to the Eligible Employee in a lump sum immediately following that six(6)-month period (or upon the Eligible Employee’s death, if earlier). For purposes of the application of Section 409A, each payment will be deemed a separate payment and each payment in a series of payments pursuant to the Plan will be deemed a separate payment. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to an Eligible Employee does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Employee in any other calendar year, (ii) the reimbursements for expenses for which the Eligible Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. In no event shall the Eligible Employee designate the year of payment hereunder.

2.10.                                             Nonduplication. With respect to each Eligible Employee, this Plan supersedes all severance, separation, notice, or termination benefits under any other employment, severance or change in control policy, plan, agreement or practice of the Company, including, without limitation, any previously executed employment, severance, or change in control severance agreements, or the Company’s Change of Control Severance Benefit Plan, effective April 1, 2019, as amended from time to time. Nothing in this Section 2.10 shall affect an Eligible Employee’s vested benefits under any employee benefit plan or program of the Company in which such Eligible Employee participated immediately prior to the Effective Date of Termination in accordance with the terms of such plan or program.

3.              PLAN ADMINISTRATION.

3.1.                                                    The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all the provisions of the Plan. All decisions made by the Plan Administrator pursuant to the Plan shall be made in its sole and absolute discretion and shall be final and binding on the Eligible Employees and their beneficiaries and the Company.  By accepting payments under this Plan, the Eligible Employee agrees that all decisions made by the Plan Administrator shall be final and binding on the Eligible Employee, the Eligible Employees beneficiaries and any other person having or claiming an interest under the Plan.

3.2.                                                    The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3.                                                    The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the

Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

4.              EXCISE TAX.

Unless a more favorable treatment is otherwise provided in an individual agreement with an Eligible Employee, if any of the payments or benefits provided or to be provided by the Company or its affiliates to an Eligible Employee or for the benefit of an Eligible Employee pursuant to this Plan or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 4 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (a) in full or (b) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Eligible Employee’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

5.              PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended by the Board or the Committee at any time.   Notwithstanding the foregoing, in no event shall any termination of the Plan or any amendment of the Plan that reduces benefits or excludes Eligible Employees be effective during the period commencing six months prior to the earlier of (a) a Public Announcement or (b) the date the Company enters into a Definitive Agreement and ending on the date that is twenty-four (24)-months following the Change in Control, unless otherwise required by law.

6.              TAXES.

6.1.                                                    All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

6.2.                                                    In the event that, in the determination of the Company, the Company’s reimbursement of COBRA premiums as described in Sections 2.3(c), 2.4(c) or 2.5(c) above could reasonably be expected to subject the Company to liability for any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or could reasonably be expected to subject any highly compensated individual employed or formerly employed by the Company to adverse tax consequences under Section 105(h) of the Code, or applicable regulations or guidance issued under the ACA or Section 105(h) of the Code, the Company and the Eligible Employee will work together in good faith, consistent with the requirements for compliance with, or exemption from, Section 409A, to restructure such benefit in a manner intended to result in a benefit that is or remains exempt from Section 409A.

7.              GENERAL PROVISIONS.

7.1.                                                    Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

7.2.                                                    Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any Subsidiary, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.  Nothing herein shall alter the status of each Eligible Employee as an at-will employee of the Company and the Company’s right to terminate the employment of any Eligible Employee at any time, with or without Cause, is specifically reserved.

7.3.                                                    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

7.4.                                                    This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee and any successor to the Company. If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

7.5.                                                    The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

7.6.                                                    The Plan shall not be required to be funded. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

7.7.                                                    Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

7.8.                                                    To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Massachusetts without regard to conflicts of law principles. Subject to Section 8.1, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Massachusetts, county of

Suffolk, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8.              DISPUTES.

8.1.                                                    Claim. In the event of a claim by any person, including but not limited to any Eligible Employee (the “Claimant”), as to whether such person is entitled to any benefit under the Plan, the amount of any distribution or its method of payment, such Claimant shall present the reason for his or her claim in writing to the Plan Administrator. Such claim must be filed within ninety (90) days following the date upon which the Claimant first learns of his or her claim. All claims shall be in writing, signed and dated and shall briefly explain the basis for the claim. The claim shall be mailed to the Plan Administrator by certified mail at the following address:

Executive Severance Plan Administrator

c/o Head of People

Cyclerion Therapeutics, Inc.

301 Binney Street

Cambridge, MA 02142

The Plan Administrator shall, within ninety (90) days after receipt of such written claim, decide the claim and send written notification to the Claimant as to its disposition; provided that the Plan Administrator may elect to extend such period for an additional ninety (90) days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original ninety (90)-day period. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial; (b) make specific reference to pertinent Plan provisions on which the denial is based; (c) provide a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) set forth the procedure by which the Claimant may appeal the denial of his or her claim. The Claimant may request a review of such denial by making application in writing to the Plan Administrator within sixty (60) days after receipt of such denial. Such application must be via certified mail. The named appeals fiduciary is the Plan Administrator or the person(s) named by the Plan Administrator to review the Claimant’s appeal. Such Claimant (or his or her duly authorized representative) may, upon written request to the Plan Administrator, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her claim or position. Within sixty (60) days after receipt of a written appeal, the named appeals fiduciary shall decide the appeal and notify the Claimant of the final decision; provided that the named appeals fiduciary may elect to extend such for an additional sixty (60) days if special circumstances so warrant and the Claimant is so notified in writing prior to the expiration of the original sixty (60)-day period. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based.  The decision of the Plan Administrator shall be final and conclusive on all persons claiming benefits under the Plan, subject to applicable law.

8.2.                                                    Exhaustion and Time Limit to Arbitrate. A claim or action (a) to recover benefits allegedly due under the Plan or by reason of any law, (b) to enforce rights under the Plan, (c) to clarify rights to future benefits under the Plan, or (d) that relates to the Plan and seeks a remedy, ruling or decision of any kind against the Plan or a Plan fiduciary or party in interest (collectively, a “Arbitration Claim”), must be made only and exclusively by submitting the matter to arbitration and may not be arbitrated until after the Claimant has exhausted the Plan’s claims and appeals procedures set forth in Section 7.1 above (an “Administrative Claim”). In such event, the Claimant and the Plan Administrator shall select an arbitrator from a list of names supplied by JAMS, Inc. (“JAMS”) in accordance with JAMS’ procedures for selection of arbitrators, and the arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The arbitrator’s authority shall be limited to the affirmation or reversal of the Plan Administrator’s denial on appeal, and the arbitrator shall have no power (a) to alter, add to or subtract from any provision of this Plan, or (b) to reverse the Plan Administrator’s denial on appeal unless he or she determines, based on the administrative record before the Plan Administrator, that such denial on appeal was unreasonable. Any Arbitration Claim must be commenced no later than two (2) years from the earliest of (i) the date the first benefit payment was made or allegedly due; or (ii) the date the Plan Administrator or its delegate first denied the Claimant’s request; provided, however, that, if the Claimant commences an Administrative Claim before the expiration of such two (2)-year period, the period for commencing an Arbitration Claim shall expire on the later of the end of the two (2)-year period and the date that is three (3) months after the Claimant’s appeal of the initial denial of his Administrative Claim is finally denied, such that the Claimant has exhausted the Plan’s claims and appeals procedures. Any claim or action that is commenced, filed or raised, whether an Arbitration Claim or an Administrative Claim, after expiration of such two (2)-year period (or, if applicable, expiration of the three (3)-month period following exhaustion of the Plan’s claims and appeals procedures) shall be time-barred.

8.3.                                                    Payment of Fees. All reasonable legal fees and expenses of the Claimant incurred in pursuing a claim in accordance with Section 8.1 shall be reimbursed to such Claimant by the Company, but only if the Claimant substantially prevails with respect to such claim.

9.              RECOUPMENT POLICY.

Eligible Employees and any severance benefits to which Eligible Employees shall be entitled to under the Plan shall be subject to any compensation, clawback and recoupment policies as required by the Dodd-Frank Act or otherwise that may be applicable to the Eligible Employee as an employee of the Company, as in effect from time to time and as approved by the Board, the Committee or a duly authorized committee thereof, whether or not such policies are approved before or after the Effective Date.

Exhibit A

Non-competition Provision

During the one (1) year period following termination of the Eligible Employee’s employment with the Company, the Eligible Employee shall not, directly or indirectly, alone or as a partner, officer, director, employee, stockholder or in any other position on behalf of any entity, engage in any business activity anywhere in the world, which is in competition with the products or services being developed, manufactured, promoted, marketed or sold by the Company, that such Eligible Employee worked on and/or learned confidential information about during his or her employment with the Company.